Exhibit 99.1

For Release 2 a.m. PDT

May 25, 2016

Microsoft announces streamlining of smartphone hardware business

REDMOND, Wash. — May 25, 2016 — Microsoft Corp. on Wednesday announced plans to streamline the company’s smartphone hardware business, which will impact up to 1,850 jobs. As a result, the company will record an impairment and restructuring charge of approximately $950 million, of which approximately $200 million will relate to severance payments.

“We are focusing our phone efforts where we have differentiation — with enterprises that value security, manageability and our Continuum capability, and consumers who value the same,” said Satya Nadella, chief executive officer of Microsoft. “We will continue to innovate across devices and on our cloud services across all mobile platforms.”

Microsoft anticipates this will result in the reduction of up to 1,350 jobs at Microsoft Mobile Oy in Finland, as well as up to 500 additional jobs globally. Employees working for Microsoft Oy, a separate Microsoft sales subsidiary based in Espoo, are not in scope for the planned reductions.

As a result of the action, Microsoft will record a charge in the fourth quarter of fiscal 2016 for the impairment of assets in its More Personal Computing segment, related to these phone decisions.

The actions associated with today’s announcement are expected to be substantially complete by the end of the calendar year and fully completed by July 2017, the end of the company’s next fiscal year.

More information about these charges will be provided in Microsoft’s fourth-quarter earnings announcement on July 19, 2016, and in the company’s 2016 Annual Report on Form 10-K.

Microsoft (Nasdaq “MSFT” @microsoft) is the leading platform and productivity company for the mobile-first, cloud-first world, and its mission is to empower every person and every organization on the planet to achieve more.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

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